Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Health Catalyst, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2019 Stock Option and Incentive Plan	Rule 457(c) and Rule 457(h)	2,926,544(2)	$9.91(4)	$29,002,051.04	$147.60 per $1,000,000	$4,280.71
Equity	Common stock, $0.001 par value per share, reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	585,308(3)	$8.42(5)	$4,930,341.94	$147.60 per $1,000,000	$727.72
	TOTAL:		3,511,852		$33,932,392.98		$5,008.43
_________________
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, $0.001 par value per share (“Common Stock”), that become issuable under the Registrant’s 2019 Stock Option and Incentive Plan (“2019 Plan”) and the Registrant’s 2019 Employee Stock Purchase Plan (“2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) The 2019 Plan provides for an annual increase in the number of shares reserved and available for issuance under the 2019 Plan as follows: The number of shares available for issuance under the 2019 Plan will be increased January 1, 2020 and each January 1 thereafter, in an amount equal to five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares as approved by the Administrator (as defined in the 2019 Plan). The 2,926,544 shares of Common Stock registered hereunder were authorized as of January 1, 2024 pursuant to the annual increase provisions described above.

(3) The 2019 ESPP provides for an annual increase in the number of shares reserved and available for issuance under the 2019 ESPP as follows: The number of shares available for issuance under the 2019 ESPP shall be subject to an annual increase to be added on January 1, 2020 and each January 1 thereafter equal to the lesser of (i) 750,000 shares of Common Stock, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2019 ESPP). The 585,308 shares of Common Stock registered hereunder were authorized as of January 1, 2024 pursuant to the annual increase provisions described above.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of $9.91 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 16, 2024.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on eighty-five percent (85%) of $9.91 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 16, 2024.